Item 2.  Acquisition or Disposition of Assets

         All references herein to the "Company" include Apple Residential Income Trust, Inc. and its subsidiaries, Apple REIT Limited Partnership, Apple REIT II Limited Partnership, Apple REIT III Limited Partnership, Apple REIT IV Limited Partnership, Apple REIT V Limited Partnership and Apple REIT VI Limited Partnership.

                         COTTONWOOD CROSSING APARTMENTS
                              Grand Prairie, Texas

         On  July  9,  1998,  Apple  REIT  Limited  Partnership   purchased  the
Cottonwood Crossing Apartments located at 2105 Cottonwood Club, in Arlington, Texas (the "Property").

          The Property comprises 200 apartment units. The purchase price for the Property was $5,700,000. The seller was Cottonwood Realty Associates, a New York general partnership which was not affiliated with the Company, Apple Residential Advisors, Inc. (the "Advisor") or their affiliates. The purchase price was paid using proceeds from the sale of Shares of the Company. Title to the Property was conveyed to the Company by limited warranty deed.

         LOCATION. The Property is located on Cottonwood Club off of Pioneer Parkway (Spur 303), a major east/west thoroughfare in Arlington, Texas. The Property is located within the greater Dallas/Forth Worth metropolitan statistical area, or as it is called locally, "The Metroplex."

         The following information is based in part upon information provided by the Dallas Chamber of Commerce. The Dallas/Fort Worth Metroplex is in the
north-central part of Texas and is composed of nine counties. The 1996 population of The Metroplex was approximately 4,400,000. The Dallas metropolitan area is the second largest in the state, behind Houston.

         The economy of the Dallas/Fort Worth area is complex and diversified. Key economic factors include a large manufacturing base (including as products military hardware, electronics, automobiles, industrial equipment, oil-field parts, food products and chemicals), banking, insurance services, communications, oil and gas production and air transportation. Major employers in the area include Texas Instruments, Southwestern Bell, General Motors, J.C. Penney, NationsBank and Vought Aircraft Company.

         The Metroplex is also an established transportation center for the nation. The Dallas/Fort Worth International Airport occupies approximately 17,600 acres of land between the two cities. It is the second largest commercial airport in the United States in terms of land area, and is the second busiest airport in the world, with more than 2,500 daily arrivals and departures.

         The area also has a well-established system of interstate highway and supporting secondary routes. The Metroplex is located at the hub of Interstates 35, 45, 20 and 30. Two outer loops, Interstate 635 in Dallas and Interstate 820 in Fort Worth, surround the respective cities.

         The many institutions of higher learning in the area include Southern Methodist University, the University of Texas at Dallas, the University of Texas at Arlington, the University of North Texas, and Texas Christian University.

         The immediate neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is conveniently located near fine restaurants, businesses, schools and churches and is readily available from Interstates 360, 20 and 30, the Arlington area interstates. The Property is an approximately 20- minute drive from Dallas/Fort Worth International Airport, an approximately 15-minute drive from downtown Fort Worth and an approximately 30-minute drive from downtown Dallas.

         DESCRIPTION OF THE PROPERTY. The Property consists of 200 apartment units in 10 buildings on approximately 6.8 acres of land. The Property was constructed in 1985.

         The Property offers four different unit types. The unit mix and rents being charged new tenants as of July 1998 are as follows:

                                                                     APPROXIMATE INTERIOR
     QUANTITY                          TYPE                             SQUARE FOOTAGE              MONTHLY RENTAL
     --------                          ----                             --------------              --------------
        100          One bedroom, one bathroom                                 628                       $400

         52          One bedroom, one bathroom                                 868                        545
                     w/den

          8          Two  bedrooms, one bathroom                               868                        555

         40          Two bedrooms, two bathrooms                               883                        575

         The apartments provide a total of approximately 150,200 square feet of net rentable area.

         The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $300,000 for repairs and capital improvements to the Property to include clubhouse renovations, exterior painting, landscaping and interior upgrades.

          The following information was provided by the seller. Physical occupancy at the Property averaged approximately 92% in 1993, 94% in 1994, 95% in 1995, 96% in 1996 and 96% in 1997. Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one- bathroom apartment (868 square feet) rented for $440 in 1993, $455 in 1994, $455 in 1995, $465 in 1996 and $475 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.19, $6.40, $6.40, $6.54, and $6.68, respectively.

          The Property has an outdoor swimming pool with a fountain and a clubhouse with a leasing office. The buildings are wood framed construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched composition.

         Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. All of the units include ceiling fans, french patio doors, full size washer/dryer connections, fireplace, a patio or balcony and outside storage. The owner of the Property pays for cold water, sewer charges, gas (for hot water) and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

          There are at least three apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 97% on June 30, 1998.

         As of June 30, 1998, the Property was approximately 89% occupied. The tenants are primarily a mix of blue-collar and white-collar workers, students and retired persons.

         The following table sets forth the 1997 real estate tax information on the Property:


         JURISDICTION                       ASSESSED VALUE             RATE             TAX
         ------------                       --------------             ----             ---
County of Tarrant . . . . . . . . . . . .   $4,700,000                 $1.9952         $ 93,774.21

City of Arlington . . . . . . . . . . . . . $4,700,000                 $0.6380         $ 29,986.00
                                                                                       -----------

         Total . . . . . . . . . . . . . . . .                                         $123,760.21

         The basis of the depreciable residential real property portion of the Property (approximately $5,248,575 at the time of acquisition) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code of 1986, as amended (the "Code"). Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

         The Advisor and the Company believe that the property is and will continue to be adequately covered by property and liability insurance.

         MATERIAL FACTORS CONSIDERED IN ASSESSING THE PROPERTY. The factors considered by the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

         1. The Dallas/Fort Worth area generally and the specific area in which the Property is located were perceived as being characterized by a diverse, stable and steadily growing economy. Accordingly, it was believed that such economy and its anticipated growth and development would support stable occupancy rates and reasonable increase in rents at the Property.

         2. Based upon an engineering report and its own inspections, the Advisor believes that the Property has been well maintained and is generally in good condition, although the Advisor believes that the planned repairs and improvements will allow an increase in rents at the Property.

         3. The Property has an advantageous location - between Dallas and Fort Worth, and near the Dallas/Fort Worth International Airport - and is located in a rapidly-growing area proximate to centers of employment and retail development.

         The Company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in the report not to be necessarily indicative of future operating results.

          ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, Cornerstone Realty Income Trust, Inc. earned a property acquisition fee equal to 2% of the purchase price of the property, or $114,000.

         Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                             PACE'S POINT APARTMENTS
                                Lewisville, Texas

         On July 17, 1998, Apple REIT V Limited Partnership purchased the Pace's Point Apartments located at 247 East Corporate Drive, in Lewisville, Texas (the "Property").

          The Property comprises 300 apartment units. The purchase price for the Property was $11,405,000. The seller was Corporate Drive, L.P., a Texas limited partnership which was not affiliated with the Company, the Advisor or their affiliates. The purchase price was paid through a combination of (i) approximately $3,691,383 in cash using proceeds from the sale of the Shares of the Company and (ii) approximately $7,713,617 by assumption of a mortgage loan. Title to the Property was conveyed to the Company by special warranty deed.

         The Property was acquired with the assumption of a mortgage loan in the original principal amount of $7,836,000 held by the Federal National Mortgage Association ("Fannie Mae"). On July 17, 1998, the outstanding principal balance of the mortgage loan was $7,713,616.57. The interest on the mortgage loan is 8.555% per annum; amortization is based on a 30-year amortization term; and prepayments are permitted upon notice and payment of a prepayment premium based on a yield maintenance formula contained in the loan documents. The maturity date of the mortgage loan is July, 1, 2003, and the balance due at maturity, assuming no payment has been made on principal in advance of its due date, is $7,307,129.73

          LOCATION.   The  Property  is  located  on  East  Corporate  Drive  in
Lewisville,   Texas.  The  Property  is  located  within  "The  Metroplex."  For information on The Metroplex, see under "Cottonwood Crossing Apartments" above.

         The immediate neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately 15-minute drive from Dallas/Fort Worth International Airport, an approximately 25-minute drive from downtown Dallas and an approximately 20-minute drive from downtown Fort Worth.

         DESCRIPTION OF THE PROPERTY. The Property consists of 300 apartment units in 14 buildings on approximately 12.6 acres of land. The Property was constructed in 1985.

         The Property offers six different unit types. The unit mix and rents being charged new tenants as of July 1998 are as follows:

                                                                     APPROXIMATE INTERIOR
      QUANTITY                          TYPE                            SQUARE FOOTAGE              MONTHLY RENTAL
      --------                          ----                            --------------              --------------
         36           One bedroom, one bathroom                                535                   $479 - 499

         24           One bedroom, one bathroom                                581                    499 - 519

         84           One bedroom, one bathroom                                683                    539 - 559

         40           One bedroom, one bathroom                                779                    599 - 619
                      with den

         56           Two bedrooms, two bathrooms                              875                    649 - 669

         60           Two bedrooms, two bathrooms                              966                    689 - 709

         The apartments provide a total of approximately 229,000 square feet of net rentable area.

         The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $225,000 for repairs and capital improvements to the Property to include clubhouse renovations, additional landscaping and interior upgrades.

          The following information was provided by the seller. Physical occupancy at the Property averaged approximately 94% in 1993, 95% in 1994, 96% in 1995, 96% in 1996 and 96% in 1997. Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one- bathroom apartment (581 square feet) rented for $400 in 1993, $449 in 1994, $449 in 1995, $449 in 1996
and $469 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.36, $8.26, $8.26,
$8.26, and $8.63, respectively.

         The Property has two outdoor swimming pools, a jacuzzi, a sand volleyball court, a fitness center, a sauna, 23 carports and two laundry facilities. The Property also has a clubhouse with a leasing office.

         The buildings are wood framed construction with a combination of brick veneer and painted horizonal wood siding on concrete slab foundations. Roofs are pitched and covered with fiberglass shingled on plywood.

         Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. All units have full-sized washer/dryer connections. Some of the units have wood-burning fireplaces, vaulted ceilings and alarm systems. Each unit has walk-in closets, outside storage, a covered balcony or patio and ceiling fans. The owner of the Property pays for cold water, sewer charges, gas (for hot water) and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

          There are at least 15 apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 95% on June 30, 1998.

         As of June 30, 1998, the Property was approximately 95% occupied. The tenants are primarily a mix of white-collar and blue-collar workers, students and retired persons.

         The following table sets forth the 1997 real estate tax information on the Property:

         JURISDICTION           ASSESSED VALUE         RATE          TAX
         ------------           --------------         ----          ---

County of Denton............... $9,389,517             $0.25590     $ 24,027.77

City of Lewisville............. $9,389,517             $1.51600     $142,345.08

Lewisville I.S.D............... $9,389,517             $0.48949     $ 45,960.75
                                                                   -------------
         Total.................                                     $212,333.60

         The basis of the depreciable residential real property portion of the Property (approximately $9,633,257 at the time of acquisition) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

         The Advisor and the Company believe that the property is and will continue to be adequately covered by property and liability insurance.

         MATERIAL FACTORS CONSIDERED IN ASSESSING THE PROPERTY. The factors considered by the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

         1. The Dallas/Fort Worth area generally and the specific area in which the Property is located were perceived as being characterized by a diverse, stable and steadily growing economy. Accordingly, it was believed that such economy and its anticipated growth and development would support stable occupancy rates and reasonable increases in rents at the Property.

         2. Based upon an engineering report and its own inspections, the Advisor believes that the Property has been well maintained and is generally in good condition, although the Advisor believes that the planned repairs and improvements will allow an increase in rents at the Property.

         3. The Property has an advantageous location - convenient to the Dallas/Fort Worth International Airport, downtown Dallas and downtown Fort Worth
- and is located in a rapidly growing area proximate to centers of employment and retail development.

         The Company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in the report not to be necessarily indicative of future operating results.

          ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, Cornerstone Realty Income Trust, Inc. earned a property acquisition fee equal to 2% of the purchase price of the property, or $228,100. At closing, Cornerstone Realty Income Trust, Inc. was paid a portion of the property acquisition fee corresponding to the portion of the purchase price of the property paid in cash by the Company. The cash portion of the purchase price was approximately $3,691,383, and 2% of that amount was approximately $73,828. The balance of the property acquisition fee will be paid if, when and as the indebtedness taken subject to at closing is repaid by the Company.

         Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                            PEPPER SQUARE APARTMENTS
                               North Dallas, Texas

         On July 17, 1998, Apple REIT VI Limited Partnership purchased the Pepper Square Apartments located at 6069 Beltline Road, in North Dallas, Texas (the "Property").

         The Property comprises 144 apartment units. The purchase price for the Property was $5,205,000. The seller was Pepper Square Associates, Ltd., a Texas limited partnership which was not affiliated with the Company, the Advisor or their affiliates. The purchase price was paid through a combination of (i) approximately $1,561,576 in cash using proceeds from the sale of the Shares of the Company and (ii) approximately $3,643,424 by assumption of a mortgage loan. Title to the Property was conveyed to the Company by special warranty deed.

         The Property was acquired with the assumption of a mortgage loan in the original principal amount of $3,701,000 held by Fannie Mae. On July 17, 1998, the outstanding principal balance of the mortgage loan was $3,643,423.53. The interest on the mortgage loan is 8.575% per annum; amortization is based on a 30-year amortization term; and prepayments are permitted upon notice and payment of a prepayment premium based on a yield maintenance formula contained in the loan documents. The maturity date of the mortgage loan is July 1, 2006, and the balance due at maturity, assuming no payment has been made on principal in advance of its due date, is $3,312,543.23.

         LOCATION. The Property is located on Beltline Road in North Dallas, Texas. The Property is located within "The Metroplex." For information on The Metroplex, see under "Cottonwood Crossing Apartments" above.

         The immediate neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately five-minute drive from Preston Mall, the Galleria Mall and Valley View Mall. The Property is an approximately 25-minute drive from Dallas/Fort Worth International Airport.

         DESCRIPTION OF THE PROPERTY. The Property consists of 144 apartment units in 15 buildings on approximately 5.9 acres of land. The Property was constructed in 1978.

         The Property offers six different unit types. The unit mix and rents being charged new tenants as of July 1998 are as follows:


                                                                 APPROXIMATE
      QUANTITY                 TYPE                            INTERIOR SQUARE                MONTHLY
      --------                 ----                               FOOTAGE                      RENTAL
                                                                  -------                  -------------
         24           One bedroom, one bathroom                      622                       $449

         32           One bedroom, one bathroom                      777                        499

         24           One bedroom, one bathroom                      888                        559

         32           Two bedrooms, two bathrooms                    948                        659

         30           Two bedrooms, two bathrooms                  1,044                        679

          2           Two bedrooms, two bathrooms                  1,185                        799
                      with sun room

         The apartments provide a total of approximately 126,090 square feet of net rentable area.

         The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $288,000 for repairs and capital improvements to the Property to include clubhouse renovations, siding repair and replacement, exterior painting, landscaping and interior upgrades.

          The following information was provided by the seller. Physical occupancy at the Property averaged approximately 94% in 1993, 93% in 1994, 95% in 1995, 93% in 1996 and 95% in 1997. Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bathroom apartment (777 square feet) rented for $459 in 1993, $479 in 1994, $489 in 1995, $489 in 1996
and $499 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.30, $7.61, $7.77,
$7.77, and $7.93, respectively.

         The Property has an outdoor swimming pool, a weight room, a jogging trail, 63 carports and a laundry facility. The Property also has a clubhouse with a leasing office.

         The buildings are wood framed construction with a combination of brick veneer and painted stucco and shingled wood exterior walls on concrete slab foundations. Roofs are pitched and covered with fiberglass shingled on plywood.

         Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Some units have a wood burning fireplace or full-sized washer/dryer connections. Each unit has walk-in closets, outside storage, a covered balcony or patio and ceiling fans. The owner of the Property pays for cold water, sewer charges, gas (for hot water) and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

         There are at least 13 apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 94% on June 30, 1998.

         As of June 30, 1998, the Property was approximately 94% occupied. The tenants are primarily a mix of white-collar and blue-collar workers, students and retired persons.

         The following table sets forth the 1997 real estate tax information on the Property:

         JURISDICTION            ASSESSED VALUE     RATE           TAX
         ------------            --------------     ----           ---

County of Dallas...................$4,059,090       $0.44307      $ 17,984.61

City of Dallas.....................$4,059,090       $0.65160      $ 26,449.03

Dallas I.S.D.......................$4,059,090       $1.46053      $ 59,284.23
                                                                  ------------
         Total.....................                               $103,717.87

         The basis of the depreciable residential real property portion of the Property (approximately $3,607,225 at the time of acquisition) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

         The Advisor and the Company believe that the property is and will continue to be adequately covered by property and liability insurance.

         MATERIAL FACTORS CONSIDERED IN ASSESSING THE PROPERTY. The factors considered by the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

         1. The Dallas/Fort Worth area generally and the specific area in which the Property is located were perceived as being characterized by a diverse, stable and steadily growing economy. Accordingly, it was believed that such economy and its anticipated growth and development would support stable occupancy rates and reasonable increases in rents at the Property.

         2. Based upon an engineering report and its own inspections, the Advisor believes that the Property has been well maintained and is generally in good condition, although the Advisor believes that the planned repairs and improvements will allow an increase in rents at the Property.

         3. The Property is strategically located near the Preston Mall, Galleria Mall and Valley View Mall, and is convenient to the Dallas/Fort Worth International Airport.

         The company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in the report not to be necessarily indicative of future operating results.

          ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, Cornerstone Realty Income Trust, Inc. earned a property acquisition fee equal to 2% of the purchase price of the property, or $104,100. At closing, Cornerstone Realty Income Trust, Inc. was paid a portion of the property acquisition fee corresponding to the portion of the purchase price of the property paid in cash by the Company. The cash portion of the purchase price was approximately $1,561,576, and 2% of that amount was approximately $31,232. The balance of the property acquisition fee will be paid if, when and as the indebtedness taken subject to at closing is repaid by the Company.

         Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                             EMERALD OAKS APARTMENTS
                                Grapevine, Texas

         On July 24, 1998, Apple REIT II Limited Partnership purchased the Emerald Oaks Apartments located at 2100 Grayson Drive, in Grapevine, Texas (the "Property").

         The Property comprises 250 apartment units. The purchase price for the Property was $10,930,000. The seller was Newemerald Texas, Ltd., a Texas limited partnership which was not affiliated with the Company, the Advisor or their affiliates. The purchase price was paid through a combination of (i) approximately $4,244,294 in cash using proceeds from the sale of the Shares of the Company and (ii) approximately $6,685,706 by assumption of a mortgage loan. Title to the Property was conveyed to the Company by special warranty deed.

         The Property was acquired with the assumption of a mortgage loan in the original principal amount of $9,650,000 held by Fannie Mae. On July 24, 1998, the outstanding principal balance of the mortgage loan was $6,685,706.08. The interest on the mortgage loan is 6.75% per annum; amortization is based on a 30-year amortization term; and prepayments are permitted under the following circumstances: after May 1, 2001 to April 30, 2002 at 102% of the principal balance of the mortgage loan, from May 1,2002 to April 30, 2003 at 101% of the principal balance, and from May 1, 2003 and thereafter at 100% of the principal balance. The maturity date of the mortgage loan is April 1, 2007, and the balance due at maturity, assuming no payment has been made on principal in advance of its due date, is $5,509,607.59.

         In connection with the original financing of the Property, the previous owner of the Property agreed to certain restrictions on the use of the Property set forth in a special warranty deed and deed restrictions. In connection with the purchase of the Property and the assumption of the mortgage loan, the Company entered into an assumption of the special warranty deed and deed restrictions. Among the restrictions agreed to by the Company is at least 20% of the apartment units must be occupied by persons who, at the time of the initial occupancy of the apartment units, are "low or moderate income tenants." The term low or moderate income tenants is defined, generally, as one or more persons who occupy an apartment unit whose aggregate anticipated income does not exceed 80% of the median income for the area where the Property is located.

         LOCATION.  The  Property is located on Grayson  Drive,  within  Tarrant
County, northwest of the City of Dallas and near the Dallas/Fort Worth International Airport. The Property is located within "The Metroplex." For Information on The Metroplex, see under "Cottonwood Crossing Apartments" above.

         The immediate neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately 10-minute drive from Dallas/Fort Worth International Airport, an approximately 25-minute drive from downtown Dallas, and an approximately 15-minute drive from downtown Fort Worth.

         DESCRIPTION OF THE PROPERTY. The Property consists of 250 apartment units in 19 buildings on approximately 13.5 acres of land. The Property was constructed in 1986.

         The Property offers five different unit types. The unit mix and rents being charged new tenants as of July 1998 are as follows:

                                                           APPROXIMATE INTERIOR
    QUANTITY               TYPE                               SQUARE FOOTAGE              MONTHLY RENTAL
    --------               ----                               --------------              --------------
       28        One bedroom, one bathroom                           600                       $479

       92        One bedroom, one bathroom                           750                        569

       70        One bedroom, one bathroom with                      900                        669
                 den

       44        Two bedrooms, two bathrooms                       1,018                        779

       16        Three bedrooms, two bathrooms                     1,186                        899

         The apartments provide a total of approximately 213,000 square feet of net rentable area.

         The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $250,000 for repairs and capital improvements to the Property to include clubhouse renovations, exterior painting, installation of new gutters and downspouts and paving repairs.

          The following information was provided by the seller. Physical occupancy at the Property averaged approximately 90% in 1993, 94% in 1994, 94% in 1995, 92% in 1996 and 93% in 1997. Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bathroom apartment (750 square feet) rented for $425 in 1993, $450 in 1994, $480 in 1995, $519 in 1996
and $549 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.76, $7.16, $7.64,
$8.26, and $8.74, respectively.

         The Property has two outdoor swimming pools with picnic areas and grills, a jacuzzi, a sand volleyball court, 19 carports and two laundry facilities. The Property also has a clubhouse with a leasing office.

         The buildings are wood framed construction with a combination of brick veneer, stucco and painted wood siding on concrete slab foundations. Roofs are pitched and covered with fiberglass shingled on plywood.

         Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher, and garbage disposal. All units (except for the smallest one-bedroom unit) have full-sized washer/dryer connections. Each upstairs unit has a fireplace and each downstairs unit has a built-in bookcase and nine-foot ceilings. The owner of the Property pays for cold water, sewer charges, gas (for hot water) and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

          There are at least three apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 96% on June 30, 1998.

         As of June 30, 1998, the Property was approximately 92% occupied. The tenants are primarily a mix of white-collar workers, students and retired persons.

         The following table sets forth the 1997 real estate tax information on the Property:

         JURISDICTION            ASSESSED VALUE          RATE        TAX
         ------------            --------------          ----        ---

County of Tarrant...............  $7,850,000            $0.5566      $ 43,692.79

City of Grapevine...............  $7,850,000            $1.9427      $152,501.95
                                                                     -----------
         Total..................                                     $196,194.74

         The basis of the depreciable residential real property portion of the Property (approximately $10,224,983 at the time of acquisition) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

         The Advisor and the Company believe that the property is and will continue to be adequately covered by property and liability insurance.

         MATERIAL FACTORS CONSIDERED IN ASSESSING THE PROPERTY. The factors considered by the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

         1. The Dallas/Fort Worth area generally and the specific area in which the Property is located were perceived as being characterized by a diverse, stable and steadily growing economy. Accordingly, it was believed that such economy and its anticipated growth and development would support stable occupancy rates and reasonable increase in rents at the Property.

         2. Based upon an engineering report and its own inspections, the Advisor believes that the Property has been well maintained and is generally in good condition, although the Advisor believes that the planned repairs and improvements will allow an increase in rents at the Property.

         3. The Property has an advantageous location - convenient to the Dallas/Fort Worth International Airport, downtown Dallas and downtown Fort Worth
- and is located in a rapidly growing area proximate to centers of employment and retail development.

         The Company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in the report not to be necessarily indicative of future operating results.

          ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, Cornerstone Realty Income Trust, Inc. earned a property acquisition fee equal to 2% of the purchase price of the property, or $218,600. At closing, Cornerstone Realty Income Trust, Inc. was paid a portion of the property acquisition fee corresponding to the portion of the purchase price of the property paid in cash by the Company. The cash portion of the purchase price was approximately $4,244,294, and 2% of that amount was approximately $84,886. The balance of the property acquisition fee will be paid if, when and as the indebtedness taken subject to at closing is repaid by the Company.

         Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                          HAYDEN'S CROSSING APARTMENTS
                              Grand Prairie, Texas

         On July 24, 1998, Apple REIT III Limited Partnership purchased the Hayden's Crossing Apartments located at 2802 South State Highway 360, in Grand Prairie, Texas (the "Property").

          The Property comprises 170 apartment units. The purchase price for the Property was $4,705,000. The seller was Hayden's Crossing, Ltd., a Texas limited partnership which was not affiliated with the Company, the Advisor or their affiliates. The purchase price was paid through a combination of (i) approximately $1,632,601 in cash using proceeds from the sale of the Shares of the Company and (ii) approximately $3,072,399 by assumption of a mortgage loan. Title to the Property was conveyed to the Company by special warranty deed.

          The Property was acquired with the assumption of a mortgage loan in the original principal amount of $5,550,00 held by Fannie Mae. On July 24, 1998, the outstanding principal amount of the mortgage loan was $3,072,399.07. The interest on the mortgage loan is 6.47% per annum; amortization is based on a 30-year amortization term; and prepayments are permitted under the following circumstances: after May 1, 2001 to April 30, 2002 at 102% of the principal balance of the mortgage loan, from May 1, 2002 to April 30, 2003 at 101% of the principal balance, and from may 1, 2003 and thereafter at 100% of the principal balance. The maturity date of the mortgage loan is April 1, 2004, and the balance due at maturity, assuming no payment has been made on principal in advance of its due date, is $2,743,814.97.

         In connection with the original financing of the Property, the previous owner of the Property agreed to certain restrictions on the use of the Property set forth in a special warranty deed and deed restrictions. In connection with the purchase of the Property and the assumption of the mortgage loan, the Company entered into an assumption of the special warranty deed and deed restrictions. Among the restrictions agreed to by the Company is that at least 20% of the apartment units must be occupied by persons who, at the time of initial occupancy of the apartment units, are "low or moderate income tenants." The term low or moderate income tenants is defined, generally, as one or more persons who occupy an apartment unit whose aggregate anticipated income does not exceed 80% of the median income for the area where the Property is located.

         LOCATION. The Property is located on South State Highway 360 in Grand Prairie, Texas and is adjacent to Bitter Creek Apartments which were purchase by the Company on May 8, 1998. The Property is located within "The Metroplex." For information on The Metroplex, see under "Cottonwood Crossing Apartments" above.

         The immediate neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately 10-minute drive from Dallas/Fort Worth International Airport and an approximately 20-minute drive from either downtown Dallas or downtown Fort Worth.

         DESCRIPTION OF THE PROPERTY. The Property consists of 170 apartment units in 12 buildings on approximately 7.1 acres of land. The Property was constructed in 1984.

         The Property offers four different unit types. The unit mix and rents being charged new tenants as of July 1998 are as follows:

                                                             APPROXIMATE INTERIOR
     QUANTITY                          TYPE                     SQUARE FOOTAGE              MONTHLY RENTAL
     --------                          ----                     --------------              --------------
        56           One bedroom, one bathroom                        556                      $429

        52           One bedroom, one bathroom                        716                       469

        36           Two bedrooms, two bathrooms                      878                       549

        26           Two bedrooms, two bathrooms                    1,000                       620

         All unit types are available with a fireplace for an extra $10 per month. The apartments provide a total of approximately 126,000 square feet of net rentable area.

          The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $340,000 for repairs and capital improvements to the Property to include clubhouse renovations, exterior painting, wood replacement and a new fitness center.

          The following information was provided by the seller. Physical occupancy at the Property averaged approximately 93% in 1993, 92% in 1994, 96% in 1995, 96% in 1996 and 95% in 1997. Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bathroom apartment (878 square feet) rented for $449 in 1993, $474 in 1994, $484 in 1995, $489 in 1996
and $509 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.54, $6.91, $7.05, $7.13, and
$7.42, respectively.

         The Property has an outdoor swimming pool, a jacuzzi, a tennis court and a laundry facility. The Property also has a clubhouse with a kitchen, entertainment area and leasing office.

         The buildings are wood framed construction with a combination of brick veneer and hardboard ship-lap siding on concrete slab foundations. Roofs are pitched and covered with fiberglass shingled on plywood.

          Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. The largest one-bedroom and the largest two-bedroom units have full-sized washer/dryer connections. A total of 92 units have a wood-burning fireplace and each second-floor unit has vaulted ceilings. Each unit has walk-in closets, outside storage, a covered balcony or patio, and ceiling fans. The owner of the Property pays for cold water, sewer charges, gas (for hot water) and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

         There are at least eight apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 95% on June 30, 1998.

         As of June 30, 1998, the Property was approximately 89% occupied. The tenants are primarily a mix of white-collar and blue-collar workers, students and retired persons.

         The following table sets forth the 1997 real estate tax information on the Property:

         JURISDICTION         ASSESSED VALUE      RATE           TAX
         ------------         --------------      ----           ---

County of Tarrant..........   $3,150,000          $1.9952       $62,848.67

City of Grand Prairie......   $3,312,080          $0.6800       $22,522.08
                                                                ------------
         Total ............                                     $85,370.75

         The basis of the depreciable residential real property portion of the Property (approximately $3,739,211 at the time of acquisition) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

         The Advisor and the Company believe that the property is and will continue to be adequately covered by property and liability insurance.

         MATERIAL FACTORS CONSIDERED IN ASSESSING THE PROPERTY. The factors considered by the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

         1. The Dallas/Fort Worth area generally and the specific area in which the Property is located were perceived as being characterized by a diverse, stable and steadily growing economy. Accordingly, it was believed that such economy and its anticipated growth and development would support stable occupancy rates and reasonable increase in rents at the Property.

         2. Based upon an engineering report and its own inspections, the Advisor believes that the Property has been well maintained and is generally in good condition, although the Advisor believes that the planned repairs and improvements will allow an increase in rents at the Property.

         3. The Property has an advantageous location - approximately mid-way between Dallas and Fort Worth and near the Dallas/Fort Worth International Airport - and is located in a rapidly- growing area proximate to centers of employment and retail development. In addition, the Company and the Advisor believe that the combination and operation of the Property with the adjacent Bitter Creek Apartments will offer operational efficiencies and competitive advantages.

         The Company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in the report not to be necessarily indicative of future operating results.

          ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, Cornerstone Realty Income Trust, Inc. earned a property acquisition fee equal to 2% of the purchase price of the property, or $94,100. At closing, Cornerstone Realty Income Trust, Inc. was paid a portion of the property acquisition fee corresponding to the portion of the purchase price of the property paid in cash by the Company. The cash portion of the purchase price was approximately $1,632,601, and 2% of that amount was approximately $32,652. The balance of the property acquisition fee will be paid if, when and as the indebtedness taken subject to at closing is repaid by the Company.

         Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                               NEWPORT APARTMENTS
                                  Austin, Texas

         On July 24, 1998, Apple REIT IV Limited Partnership purchased the Newport Apartments located at 1930 West Rundberg Lane, in Austin, Texas (the "Property").

         The Property comprises 200 apartment units. The purchase price for the Property was $6,330,000. The seller was Newemerald Texas, Ltd., a Texas limited partnership which was not affiliated with the Company, the Advisor or their affiliates. The purchase price was paid through a combination of (i) approximately $ 3,286,127 in cash using proceeds from the sale of the Shares of the Company and (ii) approximately $ 3,043,873 by assumption of a mortgage loan. Title to the Property was conveyed to the Company by special warranty deed.

          The Property was acquired with the assumption of a mortgage loan in the original principal amount of $6,275,000 held by Fannie Mae. On July 24, 1998, the outstanding principal balance of the mortgage loan was $3,043,873.04. The interest on the mortgage loan is 6.675% per annum; amortization is based on a 30-year amortization term; and prepayments are permitted under the following circumstance: after May 1, 2001 to April 30, 2002 at 102% of the principal balance of the mortgage loan, from May 1, 2002 to April 30, 2003 at 101% of the principal balance, and from May 1, 2003 and thereafter at 100% of the principal balance. The maturity date of the mortgage loan is December 1, 2005, and the balance due at maturity, assuming no payment has been made on principal in advance of its due date, is $2,614,373.31.

         In connection with the original financing of the Property, the previous owner of the Property agreed to certain restrictions on the use of the Property set forth in a special warranty deed and deed restrictions. In connection with the purchase of the Property and the assumption of the mortgage loan, the Company entered into an assumption of the special warranty deed and deed restrictions. Among the restrictions agreed to by the Company is that at least 20% of the apartment units must be occupied by the persons who, at the time of initial occupancy of the apartments units, are "low or moderate income tenants." The term low or moderate income tenants is defined, generally, as one or more persons who occupy an apartment unit whose aggregate anticipated income does not exceed 80% of the median income for the area where the Property is located.

          LOCATION. The Property is located on West Rundberg Lane in Austin, Texas, which is the capital of Texas. The following information on Austin is based in part on information provided by the greater Austin Chamber of Commerce.

         The economy of the greater Austin metropolitan area is diversified, with key economic factors being the semiconductor and computer industries, manufacturing, real estate and higher education. The rapid development of the semiconductor and computer industries has been accompanied by rapid developments in the transportation, finance, insurance, communications and utilities capabilities of the area.

         The Metropolitan Statistical Area that includes Austin had a 1995 population that exceeded one million and is expected to have a population of approximately 1.1 million by the end of 1998. Much of the recent population growth in the area is due to relocations from other parts of the country, although the percentage of total population growth represented by relocated persons is expected to decrease over the coming years. Currently, job gains in the Austin metropolitan area are at approximately four percent per year.

         The immediate neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. Newport Apartments are located near The Colonade Mall and Northcross Mall, and are an approximately 20-minute drive from an IBM facility and a Texas
Instruments facility. This property is within a few blocks of a new Dell Computer facility and is a 15-minute drive from the downtown Austin business district.

         DESCRIPTION OF THE PROPERTY. The Property consists of 200 apartment units in 15 buildings on approximately 10 acres of land. The Property was constructed in 1988.

         The Property offers four different unit types. The unit mix and rents being charged new tenants as of July 1998 are as follows:

                                                                     APPROXIMATE INTERIOR
      QUANTITY                          TYPE                            SQUARE FOOTAGE              MONTHLY RENTAL
      --------                          ----                            --------------              --------------
         60           One bedroom, one bathroom                                510                       $469

         60           One bedroom, one bathroom                                710                        549

         40           One bedroom, one bathroom                                875                        629

         40           One bedroom, one bathroom                              1,000                        699
                      with den

         The apartments provide a total of approximately 148,000 square feet of net rentable area.

         The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $400,000 for repairs and capital improvements to the Property to include clubhouse renovations, exterior painting and siding replacement and interior upgrades.

          The following information was provided by the seller. Physical occupancy at the Property averaged approximately 97% in 1993, 96% in 1994, 95% in 1995, 93% in 1996 and 88% in 1997. Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bathroom apartment (1000 square feet) rented for $426 in 1993, $465 in 1994, $669 in 1995, $679 in 1996
and $689 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $5.66, $6.18, $8.90, $9.03, and
$9.16, respectively.

         The Property has an outdoor swimming pool, a lighted tennis court, a picnic area and two laundry facilities. The Property also has a clubhouse with a leasing office.

         The buildings are wood framed construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched and covered with fiberglass shingled on plywood.

         Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. All units have full-sized washer/dryer connections and all upper-level units have vaulted ceilings. Some of the units have wood-burning fireplaces, dry bars and private patios or decks. Each unit has walk-in closets, outside storage and ceiling fans. The owner of the Property pays for cold water, sewer charges, gas (for hot water) and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

          There are at least four apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 96% on June 30, 1998.

         As of June 30, 1998, the Property was approximately 93% occupied. The tenants are primarily a mix of white-collar and blue-collar workers, students and retired persons.

         The following table sets forth the 1997 real estate tax information on the Property:

         JURISDICTION        ASSESSED VALUE      RATE             TAX
         ------------        --------------      ----             ---

Travis County .............  $6,600,000          $0.4938          $ 32,590.80

City of Austin.............  $6,600,000          $0.5401          $ 35,646.60

Austin I.S.D...............  $6,600,000          $1.4010          $ 92,466.00

ACC (Travis)...............  $6,600,000          $0.0500          $  3,300.00
                                                                  ------------
         Total ............                                       $164,003.40

         The basis of the depreciable residential real property portion of the Property (approximately $5,920,449 at the time of acquisition) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

         The Advisor and the Company believe that the property is and will continue to be adequately covered by property and liability insurance.

         MATERIAL FACTORS CONSIDERED IN ASSESSING THE PROPERTY. The factors considered by the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

         1. The Austin area generally and the specific area in which the Property is located were perceived as being characterized by a diverse and rapidly developing economy. Accordingly, it was believed that such economy and its anticipated growth and development would support stable occupancy rates and reasonable increases in rents at the Property.

         2. Based on an engineering report and its own inspections, the Advisor believes that the Property has been well maintained and is generally in good condition, although the Advisor believes that the planned repairs and improvements will allow future increases in rents at the Property.

         3. The Property is conveniently located near The Colonade Mall, Northcross Mall, an IBM facility, a Texas Instruments facility and a new Dell Computer facility.

         The Company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in the report not to be necessarily indicative of future operating results.

          ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, Cornerstone Realty Income Trust, Inc. earned a property acquisition fee equal to 2% of the purchase price of the property, or $126,600. At closing, Cornerstone Realty Income Trust, Inc. was paid a portion of the property acquisition fee corresponding to the portion of the purchase price of the property paid in cash by the Company. The cash portion of the purchase price was approximately $3,286,127, and 2% of that amount was approximately $65,723. The balance of the property acquisition fee will be paid if, when and as the indebtedness taken subject to at closing is repaid by the Company.

            Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                             ESTRADA OAKS APARTMENTS
                                  Irving, Texas

          On July 27, 1998, Apple REIT Limited Partnership purchased the Estrada Oaks Apartments located at 2115 Estrada Parkway, in Irving, Texas (the "Property").

          The Property comprises 248 apartment units. The purchase price for the Property was $9,350,000. The seller was Dallas - Fort Worth Properties, L.P., a Texas limited partnership which was not affiliated with the Company, the Advisor or their affiliates. The purchase price was paid using proceeds from the sale of Shares of the Company. Title to the Property was conveyed to the Company by limited warranty deed.

         LOCATION. The Property is located on Estrada Parkway south of Airport Freeway (SH 183) and west of Belt Line Road in Irving, Texas. The Property is readily available from Highways 181 and 163, two major highways in Irving, Texas. The Property is located within "The Metroplex." For information on The Metroplex, see under "Cottonwood Crossing Apartments" above.

         The immediate neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is conveniently located near fine restaurants, businesses, schools and churches. The Property is an approximately 5-minute drive from Dallas/Fort Worth International Airport, an approximately 25-minute drive from downtown Dallas and downtown Fort Worth.

         DESCRIPTION OF THE PROPERTY. The Property consists of 248 apartment units in 14 buildings on approximately 10.1 acres of land. The Property was constructed in 1983.

         The Property offers ten different unit types. The unit mix and rents being charged new tenants as of July 1998 are as follows:

                                                             APPROXIMATE INTERIOR
      QUANTITY                          TYPE                    SQUARE FOOTAGE          MONTHLY RENTAL
      --------                          ----                    --------------          --------------
         24           One bedroom, one bathroom                       490                   $480

         56           One bedroom, one bathroom                       608                    510

         60           One bedroom, one bathroom                       744                    565

         10           One bedroom, one bathroom                       744                    575
                      tennis court view

         10           One bedroom, one bathroom                       744                    580
                      pool view

         24           Two bedrooms, one bathroom                      886                    670

         30           Two bedrooms, two bathrooms                     942                    715

          2           Two bedrooms, two bathrooms                     942                    730
                      pool view

         30           Two bedrooms, two bathrooms                    1081                    770

                                                            APPROXIMATE INTERIOR
      QUANTITY                   TYPE                          SQUARE FOOTAGE              MONTHLY RENTAL
      --------                   ----                          --------------              --------------
          2           Two bedrooms, two bathrooms                   1081                       785
                      pool view

         The apartments provide a total of approximately 191,328 square feet of net rentable area.

         The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $248,000 for repairs and capital improvements to the Property to include clubhouse renovations, exterior painting and wood replacement.

          The following information was provided by the seller. Physical occupancy at the Property averaged approximately 94% in 1993, 94% in 1994, 95% in 1995, 96% in 1996 and 95% in 1997. Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bathroom apartment (744 square feet) rented for $430 in 1993, $470 in 1994, $470 in 1995, $470 in 1996
and $490 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.16, $7.82, $7.82, $7.82, and
$8.16, respectively.

          The Property has an outdoor swimming pool, a jacuzzi, lighted tennis courts, a fitness center, a laundry facility and 80 covered parking spaces. The Property also has a clubhouse with a leasing office.

         The buildings are wood framed construction with a combination of brick veneer and painted wood siding on concrete slab foundations. Roofs are high sloped with asphalt shingles.

         Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. All of the units include ceiling fans, intrusion alarm systems, patio/balcony and outside storage. All of the units, except the two smallest one bedroom floor plans, include full size washer/dryer connections and all of the units, except the smallest one bedroom floor plan, include wood burning fireplaces with mantels. Select units includes microwaves, icemakers and double french patio doors. All kitchens are equipped with a frost free refrigerator/freezer, self-cleaning electric range and oven, dishwasher and garbage disposal. The owner of the Property pays for cold water, sewer charges, gas (for hot water) and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

          There are at least three apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 98% on June 30, 1998.

         As of July 27, 1998, the Property was approximately 97% occupied. The tenants are primarily a mix of blue-collar and white-collar workers, students and retired persons.

         The following table sets forth the 1997 real estate tax information on the Property:

         JURISDICTION          ASSESSED VALUE      RATE         TAX
         ------------          --------------      ----         ---

County of Dallas...........    $7,009,660          $0.44307     $ 31,057.70

City of Irving.............    $7,009,660          $0.49300     $ 34,557.62

Irving I.S.D...............    $7,009,660          $1.64840     $115,547.24
                                                                ------------
         Total ............                                     $181,162.56

         The basis of the depreciable residential real property portion of the Property (approximately $7,579,500 at the time of acquisition) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

         The Advisor and the Company believe that the property is and will continue to be adequately covered by property and liability insurance.

         MATERIAL FACTORS CONSIDERED IN ASSESSING THE PROPERTY. The factors considered by the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

         1. The Dallas/Fort Worth area generally and the specific area in which the Property is located were perceived as being characterized by a diverse, stable and steadily growing economy. Accordingly, it was believed that such economy and its anticipated growth and development would support stable occupancy rates and reasonable increases in rents at the Property.

         2. Based upon an engineering report and its own inspections, the Advisor believes that the Property has been well maintained and is generally in good condition, although the Advisor believes that the planned repairs and improvements will allow an increase in rents at the Property.

         3. The Property has an advantageous location - convenient to the Dallas/Fort Worth International Airport, downtown Dallas and downtown Fort Worth
- and is located in a rapidly growing area proximate to centers of employment and retail development.

         The Company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in the report not to be necessarily indicative of future operating results.

         Acquisition and Management Services and Fees. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, Cornerstone Realty Income Trust, Inc. earned a property acquisition fee equal to 2% of the purchase price of the property, or $187,000.

         Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.